EXHIBIT 24.3

           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated February 1, 2000 accompanying the financial statements of n-Gen Solutions.Com, Inc. contained in the registration statement and prospectus. We have also issued our report dated February 1, 2000 accompanying the financial statements of n-Gen Solutions.Com, Inc. (a Colorado corporation) contained in the registration statement and prospectus. We consent to the use of the aforementioned report in the registration statement and prospectus, and to the use of our name as it appears under the caption "Experts."

                              GORDON, HUGHES & BANKS, LLC
Denver, Colorado
May 24, 2000